Exhibit 99.1

April 13, 2022

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the results of our first quarter 2022.  We continue to see great opportunity in the markets we serve as evidenced through our continuing growth in loans and deposits.  Our profitability also remains solid due to the increased income on loans we recorded in the quarter compared to the first quarter of 2021, improved margins over the prior year’s comparable quarter, and strong non-interest income.  Income from our mortgage and investment divisions, as well as fees from loan and deposit accounts, all exceeded budget in the first quarter.  Concern for the people of Ukraine in addition to other national and global challenges around the pandemic, supply chain, inflation, and interest rates remain issues to watch and respond to as we embark on the second quarter, as each of these may have an impact on our financial condition and results of operations.  The following are the results of the quarter ended March 31, 2022:

●	Assets as of March 31, 2022 were $4.1 billion, representing an increase of $559.1 million, or 15.76% from March 31, 2021.
●	Net Income for the quarter was $11.4 million, up by $229,000, or 2.05% from 2021.
●	Earnings Per Diluted Share for the frist quarter of 2022 and 2021 were $1.01.
●	Return on Equity for the quarter was 11.70%, compared to 11.82% for the quarter ended March 31, 2021.
●	Deposit growth for the quarter was $135,395,000, or 3.8%, compared to $180,231,000, or 6.1% for the quarter ended March 31, 2021.

The first quarter 2022 results included the adoption of CECL (Current Expected Credit Losses).  This methodology requires banks to reserve for future loan losses on a “life of loan” basis at origination.  The tremendous growth in loans and lines of credit in the first quarter of 2022 required us, under this new methodology, to add to our allowance for credit losses by $2.7MM for our new loans and unfunded commitments.  With the new model, we believe we may experience greater fluctuations in the reserve requirements and resulting provision expense than we experienced under the prior incurred loss model, and therefore may experience greater fluctuations in income than we have seen in the past.

Next month marks the 35th Anniversary of our bank serving customers in Middle Tennessee.  We are proud to celebrate this great milestone with you, our customers, and communities.  As part of our celebration, we will be hosting open houses, participating in extra community service projects, and doing some special things for our employees and customers.

As a thank you  to our shareholders for the ongoing support and encouragement that has helped us reach this accomplishment, the board has declared a special  $0.35 per share cash dividend to shareholders of record as of April 11, 2022, payable on May 6, 2022.  The latest price at which the company’s common stock has sold is $64.40 per share.

After having to modify events for the past two years as a result of the COVID pandemic, we are excited to announce that both of our Annual Spring Shareholder Events will be back live and in person this year:

Our annual Shareholder Meeting will be held on
April 28th, 2022 at 6:00pm in the
Clemons-Richerson Operations Building
105 North Castle Heights Avenue, Lebanon, TN 37087

Our annual Shareholder’s Picnic will be held on
May 10th, 2022 from 4:00pm – 8:00pm in
Fiddler’s Grove at the Wilson County Fairgrounds
945 East Baddour Parkway, Lebanon, TN 37087

We continue to be proud of the team we have here at the bank.  Our greatest asset is the heart and minds of our people.  They continue raise the bar.  Whether hosting the Southern Home and Garden Expo, which saw record attendance in February, implementing a cloud technology strategy, redefining or improving the customer on-boarding process, establishing a new joint venture with area home builders in an effort to grow our mortgage lending, volunteering at a non-profit, or openeing a new location, or employees are making it happen in 2022.

We truly appreciate your belief in the mission and direction of your community bank.  Your support has been unwavering and remains essential to our growth and success.  Thanks for the many referrals and to those of you that have recently made commitments to allow us to serve more of your or your family’s financial needs. Hope to see you at the picnic!

Sincerely,

John C. McDearman, III	Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company